CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in the Registration Statement of Entropin, Inc. on Form SB-2 of our report dated February 22, 1998, except for Note 9, as to which the date is March 19, 1998, and Note 10, as to which the date is August 12, 1998, relating to the balance sheet of Entropin, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Denver, Colorado                                    CAUSEY DEMGEN & MOORE INC.
August 17, 1998